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                                                                   EXHIBIT 10(l)

                              SETTLEMENT AGREEMENT
                                   AND RELEASE

      This Settlement Agreement and Release (hereinafter "Agreement") is entered into this 22nd day of February, 2005 by and between Milton I. Wiskind ("Wiskind") and Myers Industries, Inc. and its subsidiaries ("Myers" or "Company") with respect to all matters from the beginning of the world to the date of this Agreement, including certain litigation threatened between these parties. (Wiskind and the Myers are collectively "Parties.")

                                   WITNESSETH:

      WHEREAS, Wiskind is now and has been an employee of Myers, serving most recently in the capacity of Vice Chairman and Secretary and is a member of Myers' Board of Directors; and

      WHEREAS, Wiskind has brought forward to the Company assertions relating to his employment relationship with Myers and has threatened to file a lawsuit or administrative action (or both) concerning these employment related issues pursuant to federal, state and local laws including, but not limited to, rights and claims he may have under the Age Discrimination in Employment Act, 29 U.S.C.
Section 621, et seq.; and

      WHEREAS, Myers denies any and all liability whatsoever to Wiskind and makes no concessions as to the validity of any claims or disputes which Mr. Wiskind may claim to have; and

      WHEREAS, Wiskind acknowledges that except as otherwise provided by this Agreement, he has been paid all wages, incentives, bonuses, vacation pay, and other benefits owed to him in consideration of and as compensation for his services as an employee earned prior to the Effective Date of this Agreement;

      WHEREAS, the Parties wish to avoid the uncertainty, expense and inconvenience of litigation; and

      WHEREAS, the Parties are desirous of resolving all legal proceedings, claims and issues that Wiskind has arising out of Wiskind's employment with Myers and the separation therefrom.

      NOW, THEREFORE, for good and valuable consideration, including the releases and covenants contained herein, the sufficiency and receipt of which is hereby acknowledged, Wiskind and Company agree as follows:

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      1. In consideration for this Agreement and in settlement of the
Litigation, Company will pay to Wiskind the sum of Nine Hundred Seventy Four Thousand Dollars ($974,000.00) which shall be payable and allocated as follows:

                  (a) On the Effective Date of this Agreement, $504,000.00 less all withholding deductions for applicable federal, state and local income and employment taxes will be paid to Wiskind as earnings. A 2005 Form W-2 will be issued to Wiskind for this amount.

                  (b) On the Effective Date of this Agreement, $200,000.00 will be paid to Wiskind as a non-wage payment as consideration to support the restrictive covenants contained herein. Myers will not deduct or withhold any sum of money from this amount and a 2005 Form 1099 will be issued to Wiskind for this amount.

                  (c) On the Effective Date of this Agreement, an amount of up to $20,000 will be paid to J. Michael Murray and Charles Grisi for Wiskind's attorneys' fees and litigation expenses. Myers will not deduct or withhold any sum of money from this amount, and a 2005 Form 1099 will be issued to Wiskind's attorneys for this amount. These fees include any legal fees Wiskind may have been able to recover under the American Job Creation Act.

                  (d) Starting on May 1, 2005, Wiskind will begin to receive monthly payments under a second SERP agreement between Myers and Wiskind of even date in the total amount of $250,000.00 payable over ten years and this will be paid to Wiskind as a non-wage payment. Myers will not deduct or withhold any sum from this amount and the necessary Form 1099s will be issued to Wiskind for the amounts paid under this SERP agreement.

Wiskind acknowledges, warrants and agrees that interest on the settlement amount will not accrue.

        2. Wiskind acknowledges, warrants and agrees that payments pursuant to this Agreement shall not be construed as an admission of the validity of his claims, assertions or disputes nor as

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an admission of any kind by Company, that Myers continues to deny any and all liability to Wiskind, and that the sole purpose of this Agreement is to avoid the expense and inconvenience of the Litigation.

      3. Wiskind acknowledges, warrants and agrees that he alone will be responsible for all taxes and other withholdings, including but not limited to self-employment taxes, applicable to the compensation and benefits paid by Myers under this Agreement, except for any amounts withheld as otherwise specified in paragraph 1(a) above. Wiskind is relying on the advice of his professional advisors regarding their allocation and the tax treatment of the settlement sum and is not relying on any representation of Company. Wiskind agrees and covenants to indemnify and hold Company harmless from and against all liabilities, costs, expenses (including but not limited to attorney fees), penalties and interest incurred by Myers by reason of any claims made by the Internal Revenue Service, the Ohio Tax Board or any other taxing authority relating to any sum paid under this Agreement.

      4. Wiskind acknowledges, warrants and agrees that this settlement specifically includes any amounts which may be outstanding, unpaid or reimbursable by reason of subrogation or lien, which amounts are to be paid or reimbursed out of the proceeds of this settlement, and Wiskind agrees and warrants to defend and hold harmless Company as to any such claims.

      5. Under no circumstances shall Wiskind be reinstated to employment with Myers. It is further agreed that Wiskind shall not seek or apply for future employment with Myers or any related or affiliated entity.

      6. Wiskind agrees to voluntarily relinquish his current position as an employee and to voluntarily retire at 5:00 P.M. on April 20, 2005, and acknowledges that his term as a member of the Myers Board of Directors ends effective the morning of April 20, 2005.

      7. Wiskind, in consideration of this Agreement, jointly, severally and on behalf of his

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respective heirs, executors, executrixes, administrators, administratrixes, predecessors, successors, subrogees, assigns and all persons acting by, through, under or in concert with him, or otherwise legally entitled to recover through him (collectively "Releasors") hereby fully and forever releases, acquits and discharges Company and its past, present and future agents, employees (both in their official and individual capacity), partners, owners, directors, officers, trustees, receivers, shareholders, principals, agents, representatives, attorneys, insurers, reinsurers, insurance agents, insurance brokers, claims professionals, joint ventures, successors, predecessors, parent, subsidiary and/or affiliate corporations and assigns (collectively "Released Parties" and in the singular "Released Party") from any and all claims, liabilities and damages, of whatever kind and nature, which he has, had or may have had against any Released Party, whether known or unknown, whether arising at law, in equity or otherwise, from the beginning of the world to the date of this Agreement. This provision encompasses, but is not limited by, claims associated with or arising from any threatened litigation and/or from Wiskind's employment with Myers, the separation of his employment with Myers and/or the treatment of him by employees of Myers, persons affiliated with Myers in any capacity and/or Released Party(ies), whether known or unknown, including, but not limited to (a) any claim of discrimination on any basis, including race, color, national origin, religion, sex, age, handicap or disability, or sexual orientation arising under any federal, state, or local statute, ordinance, order or law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Ohio Civil Rights Act (Ohio Rev. Code Chapter 4112.01 et seq.); (b) any claim of contract or promise, express or implied, or any other term or condition of Wiskind's employment; (c) any claim for promissory estoppel, negligence, wrongful discharge, constructive discharge, violation

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of public policy, retaliation, intentional infliction of emotional distress or loss of consortium; (d) any claims for wages, recall, reinstatement, seniority, back-pay, front-pay, future damages, lost benefits, compensatory damages, punitive damages, attorney fees, costs, expenses, interest, and (e) any other federal, state or local statutory or common law claims arising out of Wiskind's employment with Myers and/or the termination of such employment. Every claim of whatsoever description arising from the beginning of time up to the effective date of the Agreement, including but not limited to, claims arising from Wiskind's employment and the termination thereof, is expressly released by Wiskind against Released Parties, it being fully understood and agreed that payment and acceptance of said sum is in full accord and satisfaction of all matters and that the payment of said sum is not an admission of liability by Company.

      8. This Release shall not have any effect on Wiskind's rights: (a) under the existing $750,000 SERP agreement which will vest upon Wiskind's retirement and will be paid under the terms of that plan; (b) to receive those benefits provided to employees generally upon their retirement, as those retirement benefits may be modified from time to time by the Company, including but not limited to the right to continue health and dental coverage on a self-pay basis under COBRA, and to continue any other benefits as provided for in the applicable benefit plan or pursuant to applicable law, and to exercise any stock options as provided in the applicable company stock option plan and grant agreements; (c) to receive the final one-quarter installment of the bonus awarded in 2003 and payable in January 2006; and (d) Myers will continue in the future to provide Wiskind with any and all indemnification rights granted by its corporate governance documents including but not limited to Article VI of its Amended and Restated Code of Regulations and pursuant to the existing Indemnification Agreement between Wiskind and the Company; no other rights or benefits have accrued or are payable,

      9. In further consideration of the payments made hereunder, to the extent the law permits

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as of this date, Wiskind agrees and covenants not to commence, pursue or join in other actions against the Released Party(ies), whether past or present, based upon any act or event that occurred between Wiskind and the Released Party(ies) up until and including the date of this Agreement. In no event will Wiskind seek relief or share in any remedy in legal or agency proceedings involving matters covered by this Agreement, except for the monetary consideration previously discussed.

      10. In consideration for this Agreement, Wiskind agrees to the following restrictive covenants:

                  (a) Commencing on the Effective Date and continuing for a period of two (2) years thereafter, Wiskind (a) shall not, on his own behalf or with others, directly or indirectly, as a shareholder, partner, director, officer, employee, agent or otherwise, manage, operate, control, own, provide services to, participate in, consult with or be connected in any manner with any corporation, partnership, proprietorship or other business entity that engages in any business activity in which Myers or any affiliated entity is now engaged or conducts business, operations, sales, has employees and engages independent sales representatives, which primarily included the geographic areas of North, Central and South America for sales and distribution of products by but not limited to Myers Industries, Inc., Myers Tire Supply Distribution, Inc., Myers Tire Supply division, Buckhorn Inc. and its affiliated companies, Allibert-Buckhorn Equipement SAS and Allibert Equipement SAS and their affiliated companies, and Patch Rubber Company.

                  (b) (b) Wiskind hereby further agrees and covenants that during the aforementioned two (2) year period, he shall not, directly or indirectly, on his own behalf or with others (i) induce or attempt to induce any employee of Company to leave the employ of Company, or in any way interfere with the relationship between Company and any employee, (ii) hire any such employee of Company, or
                        (iii) induce or attempt to induce any referral

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                        source, customer, or other business relation of Company
                        or related entity not to do business with Company, or to cease doing business with Company, or in any way interfere with the relationship between any such referral source, customer, or business relation and Company

      11. In consideration for this Agreement, Wiskind shall be restricted from disseminating or using the Company's trade secrets and confidential information. Wiskind acknowledges that as an employee of the Company and in his position as an executive and Board member of Myers, he has had extensive access to and has acquired various confidential information relating to the business, including, but not limited to, financial and business records, customer lists and records, business plans, corporate strategies, employee information, wage information, and related information and other confidential information (collectively, the "Confidential Information").

      12. Wiskind agrees that the Confidential Information is and will be of special and unique value to Company. Wiskind further acknowledges and covenants that, at all times, the Confidential Information is the sole property of the Company and will constitute trade secrets and confidential information of Company, and that his knowledge of the Confidential Information will enable him to compete with Company in a manner likely to cause Company irreparable harm upon the use or disclosure of such matters. Therefore, Wiskind hereby irrevocably covenants that he shall not, at any time after the date of this Agreement, use or disclose to any third party, directly or indirectly, any of the Confidential Information, except as permitted by this Agreement.

      13. In the event Wiskind breaches, or threatens or attempts to breach the agreements set forth in Sections 10, 11, 12, and 23, he, recognizing that immediate and irreparable injury will be suffered by Company, agrees that in addition to any other rights and remedies Company has, the Agreement may be enforced by an action to obtain a temporary injunction, restraining order or

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other appropriate equitable relief, which may be granted immediately and without prior notice upon commencement of such action.

      14. On or before the Effective Date of this Agreement, Wiskind represents and warrants that he has or will return to Company any and all documents, software and computer files and all of the materials or other things in his possession, custody or control which were the property of Company or its affiliates, including but not limited to, any computer equipment, credit cards, leased automobile (unless purchased by Wiskind prior to April 20, 2005), and cellular telephones provided to Wiskind by Company, as well as any Company identification cards, keys, and the like, as well as all copies (in whatever form) of all materials relating to his employment, or obtained or created during the course of his employment with Company.

      15. In the event Wiskind becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process) to disclose any of the Confidential Information, Wiskind will provide the Company with prompt written notice thereof so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Company waives compliance with the provisions of this Agreement, Wiskind covenants to furnish only that portion of the Confidential Information which he is legally required to disclose and will exercise his best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

      16. Wiskind warrants and represents that prior to and including the Effective Date of this Agreement, no claim, demand, cause of action or obligation which is the subject of this Agreement has been assigned or transferred to any other person, or entity, and no other person or entity has or had any interest in said claims, demands, causes for action or obligations and that the respective parties have the sole and legal right to execute this Agreement. Wiskind further

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acknowledges, warrants and represents that he has not been involved in any accident or incident that could result in him filing an application or claim for workers' compensation benefits.

      17. Wiskind warrants and represents that he has neither filed nor commenced any lawsuit or administrative proceeding against any Released Parties. In the event that such lawsuit or administrative proceeding has been commenced, Wiskind will immediately dismiss and withdraw each case and every claim with prejudice, with Wiskind bearing the attorneys' fees and costs.

      18. Wiskind acknowledges and agrees that this Agreement constitutes a separate, binding and substituted contract, as opposed to a mere recital, and that his exclusive remedy as to any claims against a Released Party shall be the performance of this Agreement. This Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against any action at law, proceeding in equity or any other judicial or non-judicial proceeding that the parties may institute, prosecute, maintain or continue to maintain or prosecute in breach hereof.

      19. The Parties waive the provisions of Ohio Revised Code Section 2307.32, and the holding of Beck v. Cianchetti, and expressly warrant, represent and agree that this Agreement is a full, final and complete Release as to any involved tortfeasors, known or unknown, whether identified or not identified in this Agreement.

      20. The invalidity or unenforceability of any one provision, which is part of this Agreement, will not render any other provision or part thereof invalid or unenforceable and such other provisions or parts shall remain in full force and effect.

      21. Wiskind expressly warrants, represents and agrees that he has fully investigated and researched the facts and issues material to this Agreement; he has been fully informed of and understand the terms, covenants and effects of this Agreement; he has had full and adequate

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opportunity to consult with counsel concerning the effects of this Agreement, and has, in fact, consulted with counsel; no promises or inducements have been offered to him except as set forth in this Agreement; this Agreement is executed without any reliance upon any statements or representations other than those set forth herein; he voluntarily and knowingly executes this Agreement of his own free act and deed; and he is duly authorized and competent to execute this Agreement.

      22. The Parties agree that no court will apply a presumption that any provisions or terms of this Agreement will be more strictly construed against one party because of that party's role in drafting the Agreement, it being agreed by all parties that all parties have participated in the preparation and review of this Agreement.

      23. The Parties acknowledge and agree that a material inducement for them to enter into this Agreement is Wiskind's obligation to not discuss (whether orally or in writing, or by use of any communications device) ("Discuss") with any party the facts, terms, existence, the amount of this Agreement and the facts surrounding the Litigation, except however that Wiskind may restate without modification the Public Disclosure below. Myers agrees to the terms of this paragraph 23, and it intends to use language substantially as follows to publicly disclose the existence of this Agreement: "Mr. Wiskind was employed by the Company as an executive officer through December 30, 2004. Effective February 22, 2005, Mr. Wiskind entered into a settlement agreement with the Company regarding claims made by him in December 2004. The agreement requires that he retire effective April 20, 2005 and grant the Company a two year non-competition agreement. Under the settlement agreement, the Company is to pay him $704,000 on April 20, 2005, and an additional $250,000 under a non-qualified, non-funded supplemental compensation agreement whereby as of May 1, 2005, the Company will pay him $25,000 per year for ten years. In 2004, the Company accrued the amount of $924,000 for these payments"

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(the "Public Disclosure") Myers reserves the right to modify this language if upon the advice of legal counsel Myers is required to do so under the applicable rules and regulations regarding the disclosure obligations of a public company.

      In order to preserve the value of this Agreement, Wiskind agrees as follows:

                  (a) The events leading to this Agreement and the facts, terms, existence and amount of this Agreement shall not be Discussed by Wiskind or his attorneys except as required by legal process (including requests by federal or state law enforcement to submit to an interview) and then only after notice is first given by the party seeking to make disclosure such that the other party will have a reasonable opportunity to oppose disclosure, except that Wiskind may restate without modification the Public Disclosure. Wiskind and his counsel agree that they will exercise their best efforts to cause their, in the case of Wiskind, his family, and his attorneys, representatives and other agents to maintain the non-disclosure of the terms and provisions of this Agreement. Wiskind may discuss the terms of this Agreement with his spouse, attorney or accountant and to applicable government taxing authorities, with their agreement to not to discuss the matter with any party other than Wiskind;

                  (b) Wiskind and his counsel agree not to discuss with any person, including any employee or agent of Myers, any members of the press or any other media, and will not voluntarily discuss with any members of any legislative body, or in any non-judicial public or private forum, any information concerning, relating to or arising out of the Litigation which was raised or could have been raised in the Litigation in this matter,

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                        except that Wiskind may restate without modification the
                        Public Disclosure;

                  (c) Wiskind represents and agrees that he has not discussed the facts, terms, existence or amount of this Agreement to anyone other than his attorneys, spouse or financial advisors;

                  (d) Wiskind shall fully and completely cooperate with Myers and Myers' counsel in connection with any legal or administrative matter brought against Myers or any related entity.

      24. This document consists of fifteen (15) pages, contains the entire Agreement of the Parties, and shall not be amended or modified in any way except upon written agreement by the Parties. The promises and agreements of each party are expressly conditioned upon the execution by all parties of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties and their heirs, successors and/or assigns. This Agreement may be signed in multiple copies and once obtained, the signature shall become a part of this Agreement and said Agreement shall be effective as of the date of execution of the Agreement by all parties hereto.

      25. Wiskind has certain individual federal rights, which must be explicitly waived. Specifically, Wiskind is protected by the ADEA from discrimination in employment because of his age. By executing this Agreement, Wiskind waives these rights as to any past or current claims. Notwithstanding anything else in this Agreement, excluded from this Agreement are ADEA age claims that may arise after execution of this Agreement. In connection with the waivers in of any and all claims or disputes that Wiskind has or may have on the date hereof, Wiskind makes the following acknowledgments:

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                  (a)   By signing this Agreement, Mr. Wiskind waives all claims
                        against the Released Parties for discrimination based on age, including without limitation, any claim which arises under or by reason of a violation of the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 et seq.

                  (b) In consideration of the waivers and covenants made by Wiskind under this Agreement, Wiskind will be receiving the Payment and other benefits in the amounts and manner described in Paragraph 1 of this Agreement.

                  (c) Wiskind has consulted with an attorney prior to executing this Agreement and Wiskind has been given a period of at least twenty-one (21) days within which to consider whether or not to enter into the Agreement

      26. Wiskind acknowledges and agrees that he has been advised by counsel of his choice and has had a reasonable time to review and consider this Agreement and the release of claims contained herein, that he has been advised in writing to consult with an attorney prior to signing this Agreement and that he is knowingly, freely and voluntarily signing this Agreement without any coercion from any source. Wiskind further acknowledges and agrees that he has carefully read and considered this Agreement, that it has been explained to his satisfaction, and that he understands he is releasing all known and unknown claims in exchange for the consideration set forth in this Agreement.

      27. This Agreement shall become effective on April 20, 2005, provided that the Agreement is executed by Myers and Wiskind at least seven (7) days prior to April 20, 2005 ("Effective Date"). Prior to April 20, 2005, Wiskind has the right to revoke and/or cancel this Agreement by the delivery of notice in writing of revocation and/or cancellation to Kevin C.

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O'Neil, General Counsel at Myers Industries, Inc. In the event that Wiskind does not revoke and/or cancel this Agreement before April 20, 2005, this Agreement shall become effective on that date. In the event that Wiskind revokes this Agreement, he will not be entitled to receive the benefits delineated in paragraph 1 above, and continued employment and current compensation will not be guaranteed.

      28. This Agreement shall be governed by the laws of the State of Ohio.

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      IN WITNESS WHEREOF, the Parties have executed this Confidential Settlement
Agreement and Release as of the dates written below.

                                      MILTON I. WISKIND, jointly, severally, and on behalf of his heirs, executors, executrixes, administrators, administratrixes, predecessors, successors, subrogees, assigns and all persons acting by, through, under or in concert with him, or otherwise legally entitled to recover through him.

Witness                               /s/  Milton I. Wiskind

                                      Date: February 22, 2005

                                      MYERS INDUSTRIES, INC.

/s/ Kevin C. O'Neil                   By: /s/ Stephen E. Myers
Witness                               Stephen E. Myers, Chairman and
                                      Chief Executive Officer

                                      Date: February 22, 2005

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